AGREEMENT REGARDING REDEMPTION OF

MEMBERSHIP INTEREST IN CS BANKERS V, LLC AND

100% OF THE STOCK OF TEXAS GULF FABRICATORS, INC.

THIS AGREEMENT REGARDING REDEMPTION OF MEMBERSHIP INTEREST IN CS BANKERS V, LLC and 100% OF THE STOCK OF TEXAS GULF FABRICATORS, INC. (hereinafter the "Agreement"), is made and entered into this 28th day of December, 2012, to be effective as of the Closing Date (hereinafter defined), by and among Texas Gulf Energy, Inc. (hereinafter referred to as “TGE"), Texas Gulf Fabricators, Inc., a Nevada corporation and wholly-owned subsidiary of TGE (hereinafter referred to as the “TGE Subsidiary” or “TG Fabricators”), CS Bankers V, LLC, a Nevada limited liability company (hereinafter referred to as “CS Bankers”), and Eagle Real Estate Holding, LLC (the “Majority Non-Transferring Member”)

RECITALS AND DEFINITIONS:

WHEREAS, TGE, Timothy J. Connolly and the Majority Non-Transferring Member constitute all of the members of CS Bankers, governed and operated pursuant to an Operating Agreement of CS Bankers V, LLC dated July 2, 2012 (the “Operating Agreement”);

WHEREAS, TGE is the legal and beneficial owner of a 19.99% Membership Interest (the “Membership Interest”) in CS Bankers;

WHEREAS, TGE is the legal and beneficial owner of 100% of all stock of TGE subsidiary (the “Stock Interest”); and

WHEREAS, CS Bankers desires to redeem the entire Membership Interest of TGE in CS Bankers and 100% of the stock of TGE subsidiary, TGE wishes to withdraw from CS Bankers and TGE subsidiary, and all of the members/shareholders of CS Bankers and TGE subsidiary are agreeable to such redemption and withdrawal under the terms and conditions set forth below;

NOW, THEREFORE, TGE, TGE Subsidiary and CS Bankers, for and in consideration of the premises and of the mutual agreements set forth herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged and confessed, hereby agree as follows:

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ARTICLE 1

REDEMPTION OF MEMBERSHIP INTEREST

1.01.      Redemption by CS Bankers. On the Closing Date (as defined in Section 2.01 hereof), in consideration of the redemption price payable in the amount provided in Section 1.02 hereof, and upon and subject to the terms and conditions set forth in this Agreement, TGE agrees to assign, convey, transfer and deliver to CS Bankers, its successors and assigns, all of TGE’s rights, title and interest in and to its entire Membership Interest in CS Bankers and to withdraw as a member of CS Bankers and 100% of the stock of TGE subsidiary (the “Stock Interest”). This redemption of Membership Interest and the Stock Interest is absolute and irrevocable and includes all rights in and claims to any undistributed cash or distributions of any kind and all other rights or benefits of any nature allocable to the Membership Interest and Stock Interest under the Operating Agreement.

1.02.       Purchase Price. The price to be paid by CS Bankers for TGE’s Membership Interest (the "Redemption Price") is $100,000.00. The price to be paid by CS Bankers for the Stock Interest is $225,040.96. The combined purchase prices shall be payable as follows: (1) a $50,000.00 and $150,000 cash payment and/or loan to be forgiven at closing previously paid to TGE or its affiliated companies and (2) $125,040.96 paid to TGE in cash at closing.

ARTICLE 2

CLOSING

2.01.       Closing Date. The redemption of the TGE’s Membership Interest in CS Bankers and the Stock Interest provided for in this Agreement shall be consummated at a closing (the "Closing") to be held at law offices of Christian, Smith & Jewell, L.L.P. in the City of Houston in Harris County, Texas simultaneously with the execution of this Agreement but effective as of 11:59 p.m. on December 31, 2012 (the "Closing Date"). All agreements shall be executed herewith but shall not be deemed delivered until the Closing Date.

2.02.      Payment of Purchase Price. At Closing, Per paragraph 1.02

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TGE

TGE represents and warrants to CS Bankers that as of the date of this Agreement and as of the Closing Date:

3.01.      Ownership of: a) Membership Interest and b) Stock Interest. TGE is currently the owner of: a) the Membership Interest and Stock Interest; and b) owns 100% Stock Interest and has good and marketable title to and the absolute right to assign and transfer such Membership Interest and Stock Interest to CS Bankers, free and clear of any and all interests, security interests, claims, pledges, demands, penalties, charges, encumbrances, and buy-sell agreements, all of which will be terminated as of the Closing Date. TGE has all right, power and authority to enter into this Agreement and to assign and transfer the Membership Interest and the Stock Interest as provided herein, and this Agreement, and any instrument or document executed in connection herewith, have been duly executed and delivered by TGE. This Agreement, and all instruments and documents executed in connection herewith, constitute valid and binding obligations of TGE, enforceable against TGE in accordance with their terms. Upon delivery of and payment for the redemption of the Membership Interest and the Stock Interest in accordance with this Agreement, CS Bankers shall acquire good and marketable title thereto, free and clear of any interests, security interests, claims, pledges, demands, penalties, charges, encumbrances, buy-sell agreements, options of CS Bankers or any party whatsoever of every kind and character, except as set forth herein.

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3.02.       Antidilution and Preemptive Rights of CS Bankers. The Membership Interest that CS Bankers is redeeming under the terms of this Agreement, once redeemed will equal 19.99% of the Interests in CS Bankers and the Stock Interest is 100% of the stock in Texas Gulf Fabricators, Inc.

3.03.       No Change in Value. TGE knows of no facts which have not been disclosed to CS Bankers which would cause any material adverse change in the percentage of Interests in CS Bankers.

3.04.       Full Disclosure. No representation or warranty contained in this Article 3 contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Membership Interest. The term material or materially as used herein shall mean and be defined as an item if known to CS Bankers would have materially influenced CS Banker’s decisions hereunder.

ARTICLE 4

CONDITIONS TO OBLIGATION OF CS BANKERS

The obligation of CS Bankers to consummate this Agreement on the Closing Date is, at the option of CS Bankers, subject to the satisfaction of the following conditions at or prior to Closing:

4.01.       Ownership and Change of Name Texas Gulf Fabricators, Inc. Any new companies formed by TGE shall not contain or include the word “Fabricators” or any derivative thereof. Any new companies formed by TG Fabricators or CS Bankers V shall not contain the words “Texas Gulf or TGE or any derivative thereof.

4.02.       Cessation of Fabrication Operations. Effective as of the date of this Agreement, TGE, and any and all affiliates of TGE, shall cease sales of any shop fabricated products to Enterprise Products Partners, LP (“Enterprise”), or any affiliate of Enterprise, for a term of 2 years after the Closing Date. TG Fabricators, shall not provide any field services to any of TGE’s current customers (as defined by customers with whom TGE and subsidiaries have a current contract or agreement of any kind) for a term of 2 years after the Closing Date.

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4.03.      Continuing Contractual Responsibility. TGE shall be responsible for the obligations of the TG Fabricators, including payroll, any expenses related to payroll, rents, taxes, insurance, and maintenance, through December 31, 2012.

4.04.      Insurance. TGE must continue to all current insurance coverages on the real property located at 6314 Wade Rd. and 6326 Wade Rd., Baytown, Harris County, Texas 77521 through January 31, 2013.

4.05.      ASME QC Management System. TGE agrees to act as a sub-contractor to TG Fabricators performing any work regulated by ASME Code and/or National Boiler Code for a mutually agreeable fee. TGE will provide this service until such time as TG Fabricators can develop its own QC Management Systems or for a maximum period of ninety (90) days.

4.06.      Performance. All of the material terms, covenants and conditions of this Agreement to be complied with or performed by TGE on or before the Closing Date shall have been duly complied with and performed.

4.07.      Representations and Warranties. All of the representations and warranties made by TGE herein shall be true as of the Closing Date and shall survive the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

4.08.      Authority. TGE and CS Bankers agree that all instruments and agreements executed herewith are binding upon execution, and each party represents that such party has full authority to execute the same.

ARTICLE 5

CONDITIONS TO OBLIGATION OF TGE

The obligation of TGE to consummate this Agreement on the Closing Date is, at the option of TGE, subject to the satisfaction of the following conditions at or prior to Closing:

5.01.      Performance. All of the material terms, covenants and conditions of this Agreement to be complied with or performed by CS Bankers on or before the Closing Date shall have been duly complied with and performed.

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5.02.      Consideration. TGE shall have received the Redemption Price and all of the consideration agreed upon herein.

ARTICLE 6

COVENANTS OF TGE

6.01.      Compliance by TGE. Between the date hereof and the Closing Date, TGE will conduct its business in the ordinary course including, without limitation, not taking any action prohibited by this Agreement.

6.02.      Access to Information. TGE agrees between the date hereof and the Closing Date, to make full disclosure to CS Bankers of any information that CS Bankers so requests in writing.

6.03.      Further Assurances. Upon the request of CS Bankers or TGE, each will at any time, whether before or after Closing, and from time to time, duly execute and deliver to the other any and all such further instruments and documents as may be reasonably necessary or advisable, in the opinion of each, to obtain the full benefits of this Agreement or to more fully evidence or perfect the redemption of the Membership Interest contemplated hereby.

6.04.      Filing of Tax Returns. TGE agrees to cooperate with the CS Bankers with respect to the filing of all tax returns required by law to be filed. TGE does not know of any proposed tax assessment against CS Bankers not in the ordinary course of business.

ARTICLE 7

INDEMNIFICATION

7.01.      Indemnification by TGE. TGE shall indemnify and hold CS Bankers harmless against and with respect to, and shall reimburse CS Bankers for:

a.           all losses, liabilities, costs, expenses or damages resulting from any untrue representation, or breach of warranty contained herein;

b.           all costs or expenses associated with the resolution of any and all claims or other matters made by Penn Rushing, Michael Rushing, Stephanie Rushing and/or Florence Rushing (the “Rushings”) related to TGE’s sole and specific actions with the Rushings prior to the Closing Date and

c.           all actions, suits, proceedings, claims, demands, assessments, judgment, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to the foregoing.

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TGE’s obligations hereunder shall survive the Closing of the transactions contemplated hereunder.

7.02.      Indemnification by CS Bankers. CS Bankers shall indemnify and hold TGE harmless against and with respect to, and shall reimburse, TGE for:

a.	all losses, liabilities, costs, expenses or damages resulting from any untrue representation, or breach of warranty contained herein;

b.	all costs or expenses associated with the resolution of any and all claims or other matters made by Penn Rushing, Michael Rushing, Stephanie Rushing and/or Florence Rushing (the “Rushings”) related to CS Bankers V’s and TG Fabricators’ sole and specific actions with the Rushings subsequent to the Closing Date and

c.	all actions, suits, proceedings, claims, demands, assessments, judgment, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to the foregoing.

CS Banker’s obligations hereunder shall survive the Closing of the transactions contemplated hereunder.

7.03.      Procedures for Indemnification. The procedures for indemnification shall be as follows:

a.           The party claiming the indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit or proceeding was given to Claimant.

b.           Following receipt of notice from Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

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c.           With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying party subject to reimbursement for reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.

d.            If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

e.            If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim and the Indemnifying Party shall promptly reimburse Claimant for its defense costs including reasonable attorneys’ and other legal fees and the fees of consultants used in the defense of Claimant.

f.            The indemnification rights provided in Sections 7.01 and 7.02 shall extend to the shareholders, directors, officers, partners, employees, affiliates, subsidiaries and representatives, successors and assigns of the Claimant although for the purpose of the procedures set forth in this Section 7.03, any indemnification claims by such parties shall be made by and through the Claimant.

ARTICLE 8

MISCELLANEOUS

8.01.     Termination.

(a)          This Agreement and the transactions contemplated herein may be terminated and abandoned:

(i)          By the mutual consent of TGE and CS Bankers in writing;

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(ii)         By CS Bankers or TGE, if any material representation or warranty made herein by either is incorrect in any material respect as of the date such representation or warranty is made or as of the Closing Date;

(iii)        By CS Bankers if any of the conditions specified in Article 4 hereof are not satisfied at or prior to Closing or if TGE shall have breached any of the agreements made herein; or

(iv)        By TGE if any of the conditions specified in Article 5 hereof are not satisfied at or prior to Closing;

8.02.       Fees and Commissions. TGE and CS Bankers represent and warrant to the other that neither has not incurred any obligation to pay any brokerage commission or finders fee with regard to the transaction contemplated by this Agreement. CS Bankers hereby indemnifies TGE, and TGE hereby indemnifies CS Bankers, from and against any and all liability (including, without limitation, reasonable attorneys fees and other costs of defending any such liability or enforcing this indemnification) for payment of any commission, fee or other compensation in the nature of a brokerage commission or finder’s fee to any person, firm or corporation claiming to have acted on behalf of such indemnifying party in connection with the transactions contemplated by this Agreement. This provision shall survive Closing.

8.03.       Expenses. CS Bankers and TGE shall each pay their own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

8.04.       Timely Filings. TGE and CS Bankers, and each of them, agree to file in a timely manner all information required to be filed with any applicable governmental entity in connection with the execution, delivery and performance of this Agreement.

8.05.       Implementation of Transfer of Membership Interest. TGE or CS Bankers will, at any time and from time to time after the Closing Date, upon request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey, transfer and vest in CS Bankers the full right, title, interest in and enjoyment of the Membership Interest and accomplish all other items herein.

8.06.       Notices. Any notice required to be given pursuant to this Agreement must be in writing and may be given by registered or certified mail and, if given by registered or certified mail, shall be deemed to have been given and received forty-eight (48) hours after a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mail; and if given other than by registered or certified mail, it shall be deemed to have been given when actually delivered to and received by the party to whom addressed. Notices shall be given to the parties hereto at the following addresses:

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If to TGE:	David D. Mathews
1602 Old Underwood Rd.
La Porte, Texas 77571

cc:	James W. Christian
Christian, Smith & Jewell, L.L.P.
2302 Fannin, Suite 500
Houston, Texas 77002
Facsimile No. (713) 659-7641

If to CS Bankers:	Tim Connolly
123 N. Post Oak Lane, Ste 440
Houston, Texas 77024

cc:	J. William Boyar
BoyarMiller
4265 San Felipe, Suite 1200
Houston, Texas 77027
Facsimile No. (713) 552-1758

Any party hereto may, by giving five (5) days written notice to the other party, designate any other address in substitution of the foregoing address to which notices shall be given any notice(s) required hereunder to be given to either TGE or CS Bankers shall be deemed given to or received by all parties CS Bankers or TGE, whichever the case may be, upon notice given as provided above.

8.07.      Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns as permitted by law. This Agreement shall not be assigned by any party hereto without the express written consent of all other parties.

8.08.      Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes any prior agreement, and may not be modified or amended except in writing signed by all parties hereto.

8.09.      Governing Law. This Agreement has been negotiated and signed in Harris County, Houston, Texas and shall be governed by and interpreted in accordance with the laws of the State of Texas. Venue regarding any dispute herein shall be in Harris County, Houston, Texas.

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8.10.      Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

8.11.       Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees from the other party or parties, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for the purpose, and which fees shall be in addition to any other relief which may be awarded.

8.12.      Singular, Plural, Pronouns Etc. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

8.13.       Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

8.14.       Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.15.      Survival of Representations and Warranties. The warranties and representations of TGE contained herein shall survive the Closing.

8.16.       Multiple Counterparts. This Agreement may be executed in separate or multiple counterparts by the CS Bankers and TGE. All of such counterparts shall be considered as one and the same instrument notwithstanding the fact that various counterparts are signed by only or more of the parties.

8.17.       Compliance. It is TGE’s intention to comply with all state and federal laws and statutes. If any part of this Agreement is found to be invalid, illegal or conflict with existing laws or statutes, TGE reserves the right to amend this Agreement to comply with the conflicting laws or statutes.

IN WITNESS WHEREOF, the parties hereto have caused this to be duly executed as of the day and year first above.

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SELLER:

/s/ David Mathews
Texas Gulf Energy, Inc.

BY:	David Mathews, Chief Executive Officer
Printed Name/Title

TGE SUBSIDIARY:

/s/ David Mathews
Texas Gulf Fabricators, Inc.

BY:	David Mathews, Chief Executive Officer
Printed Name/Title

BUYER:

/s/ Timothy J. Connolly
CS Bankers V, LLC

BY:	Timothy J. Connolly, Managing Member
Printed Name/Title

MAJORITY NON-TRANSFERRING MEMBER:

/s/ Karim Ayed
Eagle Real Estate Holdings, LLC

BY:	Karim Ayed, Managing Member
Printed Name/Title

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